As filed with the Securities and Exchange Commission on November 8, 2004

Registration No. 333–

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S–8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHART INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	34-1712937
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

5885 Landerbrook Dr., Cleveland, Ohio	44124
(Address of Principal Executive Offices)	(Zip Code)

Chart Industries, Inc. 2004 Stock Option and Incentive Plan

Chart Industries, Inc. 2004 Stock Option Plan for Outside Directors

(Full Title of the Plan)

Copies to:
Michael F. Biehl Chief Financial Officer Chart Industries, Inc. 5885 Landerbrook Drive Cleveland, Ohio 44124 (440) 753-1490	Thomas F. McKee, Esq. Calfee, Halter & Griswold LLP 1400 McDonald Investment Center 800 Superior Avenue Cleveland, Ohio 44114 (216) 622-8200
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $.01 per share	554,703 shares	(1)	$43.75	(2)	$24,268,256.25	(2)	$3,075

(1)	The amount of shares of Chart Industries, Inc. common stock, par value $.01 per share (“Common Stock”), to be registered under this registration statement consists of the aggregate number of shares of Common Stock that may be issued pursuant to the Chart Industries, Inc. 2004 Stock Option and Incentive Plan and the Chart Industries, Inc. 2004 Stock Option Plan for Outside Directors (each, a “Plan” and collectively, the “Plans”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional shares of the Common Stock that may be issued or become issuable under the terms of the Plans in order to prevent dilution resulting from any stock split, stock dividend or similar transaction.
(2)	Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee and based upon the average of the bid and asked price of the Common Stock on the OTC Bulletin Board as of November 4, 2004.

EXPLANATORY NOTE

Chart Industries, Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 to register an aggregate of 554,703 shares of Common Stock, which may be issued from time to time to participants under the Plans. The total number of shares of Common Stock issuable under each Plan is as follows:

Name of Plan	Number of Shares of Common Stock Authorized to be Issued
Chart Industries, Inc. 2004 Stock Option and Incentive Plan	494,703
Chart Industries, Inc. 2004 Stock Option Plan for Outside Directors	60,000

Pursuant to the terms of each Plan, additional shares of Common Stock may be issued or become issuable thereunder in order to prevent dilution resulting from any stock split, stock dividend or similar transaction.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents heretofore filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(1)	The Registrant’s Annual Report on Form 10–K for the fiscal year ended December 31, 2003;

(2)	The Registrant’s Amended Quarterly Report on Form 10–Q for the quarter ended September 30, 2003, filed on March 30, 2004;

(3)	The Registrant’s Quarterly Reports on Form 10–Q for the quarters ended March 31, 2004 and June 30, 2004;

(4)	The Registrant’s Current Report on Form 8-K, dated October 20, 2004; and

(5)	The description of Registrant’s Common Stock contained in the Registrant’s Current Report on Form 8–K, dated September 15, 2003,

other than the portions of such documents that, by statute, by designation in such document or otherwise, are not deemed to be filed with the Commission or are not required to be incorporated herein by reference.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post–effective amendment which indicates that all the securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents, other than the portions of such documents which by statute, by designation in such documents or otherwise, are not deemed to be filed with the Commission or are not required to be incorporated herein by reference.

Any statement contained in documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded, for purposes of this Registration Statement, to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The description of the Common Stock is incorporated by reference. See Item 3.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) sets forth the conditions and limitations governing the indemnification of officers, directors and other persons. Section 145 provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation in a similar capacity with another corporation or other entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection therewith if the person acted in good faith and in a manner that the person reasonably believed to be in the best interests of the corporation. With respect to a suit by or in the right of the corporation, indemnity may be provided to the foregoing persons under Section 145 on a basis similar to that set forth above, except that no indemnity may be provided in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and to the extent that the Delaware Court of Chancery or the court in which such action, suit or proceeding was brought determines that despite the adjudication of liability, but in view of all the circumstances of the case, such person is entitled to indemnity for such expenses as the court deems proper. Moreover, Section 145 provides for mandatory indemnification of a director, officer, employee or agent of the corporation to the extent that such person has been successful in defense of any such action, suit or proceeding and provides that a corporation may pay the expenses of an officer or director in defending an action, suit or proceeding upon receipt of an undertaking to repay such amounts if it is ultimately determined that such person is not entitled to be indemnified. Section 145 establishes provisions for determining that a given person is entitled to indemnification, and also provides that the indemnification provided by or granted under Section 145 is not exclusive of any rights to indemnity or advancement of expenses to which such person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Article VII of the Registrant’s Amended and Restated Bylaws (the “Bylaws”) provides that the Registrant shall indemnify, to the fullest extent permitted by law, any Director or officer who was or is a party or is threatened to be made a party to, or is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereafter, a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a Director or officer of the Registrant, or is or was serving at the request of the Registrant as a director, officer, manager, partner, trustee, employee or agent of another corporation or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, manager, partner, trustee, employee or agent or in any other capacity while serving as a director, officer, manager, partner, trustee, employee or agent, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, manager, partner, trustee, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators, provided, however, that, except as otherwise provided in Article VII of the Bylaws, the Registrant shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors of the Registrant. The Bylaws also provide that the Registrant shall pay in advance the expenses incurred in connection with a proceeding in which a Director or office seeks indemnification by the Registrant and such Director or officer undertakes to repay such amounts if is ultimately determined that he or she was not entitled to indemnification. The indemnification and advancement of expenses provided in the Registrant’s Certificate of Incorporation and Bylaws is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled.

Section 102(b)(7) of the DGCL permits corporations to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director’s duty of care. Specifically, this section provides that a director of a corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Accordingly, Article Sixth of the Registrant’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides generally that no director of the Registrant shall be personally liable to the Registrant or its stockholders for breach of fiduciary duty as a director of the Registrant, as permitted by Section 102(b)(7) of the DGCL.

Article Sixth of the Certificate of Incorporation also provides that the Registrant shall to the extent permitted by Section 145 of the DGCL, as amended from time to time, indemnify and reimburse all persons whom it may indemnify and reimburse pursuant thereto. Further, Article Sixth of the Certificate of Incorporation provides that, notwithstanding the foregoing, the indemnification provided from Article Sixth of the Certificate of Incorporation shall not be deemed exclusive of any other rights to which those entitled to receive indemnification or reimbursement hereunder may be entitled under the Bylaws, any agreement, vote of stockholders or disinterested directors or otherwise.

Both the DGCL and Article VII of the Bylaws provide that the Registrant may maintain insurance to cover losses incurred pursuant to liability of directors and officers of the Registrant. The Registrant has purchased a Directors and Officers Liability Insurance Policy, which insures the directors and officers against certain liabilities that might arise in connection with their respective positions with the Registrant.

The Registrant has entered into Indemnification Agreements with its directors and officers providing for additional indemnification protection beyond that provided by the Certificate of Incorporation and Bylaws. In the Indemnification Agreements, the Registrant has agreed, subject to certain exceptions, to indemnify the director or officer to the maximum extent then authorized or permitted by the provisions of the DGCL.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index at Page E–1 of this Registration Statement.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post–effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post–effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post–effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post–effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S–8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on this 8th day of November, 2004.

CHART INDUSTRIES, INC.

By:	/s/ Michael F. Biehl
Michael F. Biehl
Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 8, 2004.

Signature	Title
/s/ Samuel F. Thomas Samuel F. Thomas	Chief Executive Officer, President and a Director (Principal Executive Officer)

/s/ Michael F. Biehl Michael F. Biehl	Chief Financial Officer, Chief Accounting Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ William T. Allen, III William T. Allen, III	Director

/s/ Oliver C. Ewald Oliver C. Ewald	Director

/s/ Michael P. Harmon Michael P. Harmon	Director

/s/ Arthur S. Holmes Arthur S. Holmes	Director

/s/ John F. McGovern John F. McGovern	Director

/s/ Timothy J. White Timothy J. White	Director

EXHIBIT INDEX

Exhibit No.	Exhibit Description
4.1	Amended and Restated Certificate of Incorporation of the Registrant, as filed with the Secretary of State of the State of Delaware on September 15, 2003 (A)

4.2	Amended and Restated By-Laws of the Registrant, effective September 15, 2003 (A)

4.3	Specimen certificate for the Common Stock of the Registrant (B)

4.4	Chart Industries, Inc. 2004 Stock Option and Incentive Plan (C)

4.5	Chart Industries, Inc. 2004 Stock Option Plan for Outside Directors (D)

5.1	Opinion of Calfee, Halter & Griswold LLP (x)

23.1	Consent of Ernst & Young LLP (x)

23.2	Consent of Calfee, Halter & Griswold LLP, included in Exhibit 5.1

(A)	Incorporated herein by reference to the appropriate exhibit to the Registrant’s Current Report on Form 8-K, dated September 4, 2003 (Commission File No. 1-11442)
(B)	Incorporated herein by reference to the appropriate exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 (Commission File No. 1-11442)
(C)	Incorporated herein by reference to the appropriate exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003 (Commission File No. 1-11442)
(D)	Incorporated herein by reference to the appropriate exhibit to the Registrant’s Current Report on Form 8-K, dated October 20, 2004 (Commission File No. 1-11442)
(x)	Filed herewith.

E–1